Exhibit 99.1

ABM REPORTS THIRD QUARTER FISCAL 2023 RESULTS

•
Grew revenue 3.4% to $2.0 billion, including 2.5% organic growth
•
Net income of $98.1 million and GAAP EPS of $1.47, compared to $56.8 million and $0.85 in the prior year, respectively
•
Adjusted EBITDA of $125.3 million, essentially flat with the prior year
•
Adjusted EPS of $0.79, versus $0.94 in the prior year
•
Provides updated outlook

NEW YORK, NY - September 7, 2023 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the third quarter of fiscal 2023.

“In a challenging operating environment, ABM generated revenue growth of 3.4%. Strong growth in our Aviation, Education and Manufacturing & Distribution segments was partially offset by delayed project starts and lower bundled energy solutions activity within our Technical Solutions segment. Additionally, market conditions remained soft for our janitorial service line in Business & Industry,” said Scott Salmirs, ABM’s President & Chief Executive Officer. “Our teams have been taking actions to accelerate projects and we also quickly implemented measures to adjust our cost structure to the current demand environment in certain of our businesses. This helped us deliver solid adjusted margin and generate strong operating cash flow in the quarter.”

Mr. Salmirs continued, “While we believe the delayed project starts in Technical Solutions are transitory and should be resolved in fiscal 2024, we expect that the commercial real estate market, particularly commercial office building occupancy, will likely remain soft throughout 2024. We are tightening our forecast for fiscal full year 2023 adjusted EPS to the lower end of the prior range and reaffirming our outlook for fiscal full year 2023 adjusted EBITDA margin.“

“We will continue forward on our well-defined path to win new business, invest for the future through our ELEVATE program, and generate strong cash flow to drive shareholder returns. We are encouraged by the resiliency, positioning and growth potential of our business model and have a compelling strategy in place to drive long-term shareholder value.”

Third Quarter Fiscal 2023 Results

For the third quarter of fiscal 2023, the Company reported revenue of $2.0 billion, up 3.4% over the prior year period, comprised of 2.5% organic growth, and 0.9% growth from acquisitions. Aviation grew 17% organically, driven by strong travel markets and expansion with existing customers. Manufacturing & Distribution grew 7% organically, reflecting healthy eCommerce, logistics and industrial markets. Education grew 6% organically, aided by contributions from new clients. Business & Industry’s (“B&I”) organic revenue declined 1%, primarily due to ongoing softness in the commercial office space market. Technical Solutions (“ATS’) revenue declined 6% organically, reflecting softness in the bundled energy solutions market, while overall ATS revenue increased 6%, driven by the RavenVolt acquisition.

GAAP net income increased to $98.1 million, or $1.47 per diluted share, as compared to $56.8 million, or $0.85 per diluted share last year, reflecting increases of 72.7% and 72.9%, respectively. These increases were primarily due to a $37.2 million gain from an adjustment to the fair value of contingent consideration related to the RavenVolt acquisition, receipt of an Employee Retention Credit of $22.4 million, and the benefit of cost controls and price increases. These gains were partially offset by higher interest expense and slightly lower operating earnings. Net income margin was 4.8% compared to 2.9% last year.

Adjusted net income was $52.8 million, or $0.79 per diluted share, compared to $63.2 million, or $0.94 per diluted share recorded in the third quarter of fiscal 2022. This primarily reflects higher interest expense and slightly lower income from operations, largely driven by project delays in ATS and softness in the commercial real estate market. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Adjusted EBITDA for the third quarter was $125.3 million, essentially flat year over year. Adjusted EBITDA margin for the quarter was 6.4% versus 6.6% last year. The change in margin was largely attributable to inefficiencies related to project delays in ATS and the impact of lower volume in B&I, partially offset by cost controls and price increases. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Technology Transformation

During the third quarter, the Company successfully completed its first quarterly financial close for the Education segment utilizing its new cloud-based enterprise resource planning system, including multiple boundary applications (“ERP”). This ERP system will be rolled out in stages to the rest of the organization over time. The Company continued to leverage and expand its workforce productivity and optimization tool, which has been critical to effectively managing labor utilization as the Company navigates the current commercial real estate market.

Liquidity & Capital Structure

The Company ended the third quarter with total debt of $1,391.9 million, including $58.4 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.3x. The Company had available liquidity of approximately $582.6 million, inclusive of cash and cash equivalents of $97.7 million.

During the third quarter, the Company repurchased 0.6 million shares of its common stock at an average share price of $42.10, for a total cost of $27.1 million. The Company has $170.3 million remaining under its standing share repurchase authorization.

Declaration of Quarterly Cash Dividend

The Company’s Board of Directors declared a cash dividend of $0.22 per common share payable on November 6, 2023 to shareholders of record on October 5, 2023. This will be the Company’s 230th consecutive quarterly cash dividend.

Fiscal 2023 Outlook

For fiscal year 2023, the Company now expects GAAP EPS to be in the range of $3.52 to $3.62, compared to $2.52 to $2.72 previously. This revised forecast reflects changes in items impacting comparability, primarily from an adjustment to the fair value of contingent consideration related to the RavenVolt acquisition and from the receipt of an Employee Retention Credit. The Company is narrowing the range of its forecast for full year 2023 adjusted EPS to $3.40 to $3.50, as compared to its prior forecast of $3.40 to $3.60. The Company’s expectations for adjusted EBITDA margin of 6.5% to 6.8%, and interest expense of approximately $80 million remain unchanged.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Thursday, September 7, 2023, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through September 21, 2023, and can be accessed by dialing (844) 512-2921 and then entering ID #13739759. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility solutions. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. From curbside to rooftop, ABM provides comprehensive facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM serves over 20,000 clients, with annualized revenue approaching $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, financial reporting structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; negative changes in general economic conditions, such as recessionary pressures, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, as well as potential declines in our clients’ office spaces, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business; and ongoing impacts of the COVID-19 pandemic may adversely affect our liquidity, capital resources, supply chain, operations and revenue. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the third quarter and nine months of fiscal years 2023 and 2022. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the third quarter and nine months of fiscal years 2023 and 2022. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions, except per share amounts)	2023	2022	Increase / (Decrease)
Revenues	$ 2,028.2	$ 1,961.4	3.4%
Operating expenses	1,765.8	1,696.4	4.1%
Selling, general and administrative expenses	104.3	158.6	(34.3) %
Amortization of intangible assets	19.2	17.7	8.5%
Operating profit	138.9	88.7	56.7%
Income from unconsolidated affiliates	1.2	0.8	52.2%
Interest expense	(20.9)	(11.1)	(87.6) %
Income before income taxes	119.3	78.3	52.3%
Income tax provision	(21.2)	(21.5)	1.7%
Net income	$ 98.1	$ 56.8	72.7%
Net income per common share
Basic	$ 1.48	$ 0.85	74.1%
Diluted	1.47	$ 0.85	72.9%
Weighted-average common and common equivalent shares outstanding
Basic	66.3	66.8
Diluted	66.6	67.2
Dividends declared per common share	$ 0.220	$ 0.195

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions, except per share amounts)	2023	2022	Increase / (Decrease)
Revenues	$ 6,003.5	$ 5,795.5	3.6%
Operating expenses	5,230.7	5,004.4	4.5%
Selling, general and administrative expenses	411.5	468.5	(12.2) %
Amortization of intangible assets	58.2	52.9	10.1%
Operating profit	303.1	269.7	12.4%
Income from unconsolidated affiliates	3.0	1.8	60.1%
Interest expense	(61.8)	(25.2)	NM*
Income before income taxes	244.2	246.3	(0.9) %
Income tax provision	(55.7)	(64.8)	14.0%
Net income	$ 188.5	$ 181.6	3.8%
Net income per common share
Basic	$ 2.84	$ 2.70	5.2%
Diluted	2.83	$ 2.68	5.6%
Weighted-average common and common equivalent shares outstanding
Basic	66.3	67.3
Diluted	66.7	67.7
Dividends declared per common share	$ 0.660	$ 0.585

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2023	2022
Net cash provided by operating activities	$ 149.1	$ 40.7
Additions to property, plant and equipment	(10.9)	(18.1)
Other	(12.0)	0.3
Net cash used in investing activities	$ (22.8)	$ (17.8)
Proceeds (taxes withheld) from issuance of share-based compensation awards, net	0.7	(1.5)
Repurchases of common stock	(27.1)	(31.2)
Dividends paid	(14.5)	(12.9)
Borrowings from debt	218.5	269.6
Repayment of borrowings from debt	(278.6)	(247.2)
Changes in book cash overdrafts	0.5	14.4
Financing of energy savings performance contracts	—	2.1
Repayment of finance lease obligations	(0.7)	(0.2)
Net cash used in financing activities	$ (101.2)	$ (7.0)
Effect of exchange rate changes on cash and cash equivalents	1.3	(1.0)

.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2023	2022
Net cash provided by (used in) operating activities(a)	$ 104.1	$ (96.7)
Additions to property, plant and equipment	(34.6)	(37.7)
Purchase of businesses, net of cash acquired	—	(56.7)
Other	(10.3)	1.1
Net cash used in investing activities	$ (45.0)	$ (93.3)
Taxes withheld from issuance of share-based compensation awards, net	(11.3)	(10.7)
Repurchases of common stock	(27.1)	(74.5)
Dividends paid	(43.5)	(39.0)
Borrowings from debt	794.0	990.1
Repayment of borrowings from debt	(738.4)	(684.5)
Changes in book cash overdrafts	(10.5)	5.4
Financing of energy savings performance contracts	0.5	8.7
Repayment of finance lease obligations	(2.2)	(1.2)
Net cash (used in) provided by financing activities	$ (38.4)	$ 194.2
Effect of exchange rate changes on cash and cash equivalents	3.9	(3.2)

(a) The nine months ended July 31, 2022, include a $143.8 million payment made for the Bucio settlement. The nine months ended July 31, 2023 and 2022, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	July 31, 2023	October 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$ 97.7	$ 73.0
Trade accounts receivable, net of allowances	1,331.8	1,278.7
Costs incurred in excess of amounts billed	147.2	75.8
Prepaid expenses	87.2	82.1
Other current assets	65.4	51.6
Total current assets	1,729.2	1,561.2
Other investments	27.9	14.5
Property, plant and equipment, net of accumulated depreciation	126.1	125.4
Right-of-use assets	107.2	115.2
Other intangible assets, net of accumulated amortization	321.5	378.5
Goodwill	2,495.6	2,485.6
Other noncurrent assets	162.3	188.5
Total assets	$ 4,970.0	$ 4,868.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 31.5	$ 181.5
Trade accounts payable	304.4	315.5
Accrued compensation	212.7	246.6
Accrued taxes—other than income	49.6	124.7
Insurance claims	177.7	171.4
Income taxes payable	7.3	6.6
Current portion of lease liabilities	31.7	30.3
Other accrued liabilities	361.6	276.5
Total current liabilities	1,176.5	1,353.2
Long-term debt, net	1,292.7	1,086.3
Long-term lease liabilities	93.7	104.5
Deferred income tax liability, net	87.0	89.7
Noncurrent insurance claims	400.4	387.7
Other noncurrent liabilities	55.1	126.0
Noncurrent income taxes payable	4.3	4.2
Total liabilities	3,109.8	3,151.7
Total stockholders’ equity	1,860.1	1,717.2
Total liabilities and stockholders’ equity	$ 4,970.0	$ 4,868.9

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase/ (Decrease)
(in millions)	2023	2022
Revenues
Business & Industry	$ 1,021.4	$ 1,033.8	(1.2) %
Manufacturing & Distribution	381.9	358.1	6.6%
Education	219.1	207.5	5.6%
Aviation	238.0	203.5	16.9%
Technical Solutions	167.9	158.4	6.0%
Total Revenues	$ 2,028.2	$ 1,961.4	3.4%
Operating profit
Business & Industry	$ 78.9	$ 82.4	(4.2) %
Manufacturing & Distribution	38.1	38.0	0.1%
Education	15.9	14.5	10.1%
Aviation	11.7	9.5	23.1%
Technical Solutions	11.4	15.4	(25.7) %
Government Services	—	0.1	NM*
Corporate(1)	(15.9)	(70.3)	77.4%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.2)	(0.8)	(52.2) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(0.1)	NM*
Total operating profit	138.9	88.7	56.7%
Income from unconsolidated affiliates	1.2	0.8	52.2%
Interest expense	(20.9)	(11.1)	(87.6) %
Income before income taxes	119.3	78.3	52.3%
Income tax provision	(21.2)	(21.5)	1.7%
Net income	$ 98.1	$ 56.8	72.7%

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) \2023 includes $22.4 million in Employee Retention Credit (ERC) refund received from the IRS and $37.2 million adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,		Increase/ (Decrease)
(in millions)	2023	2022
Revenues
Business & Industry	$ 3,056.4	$ 3,067.0	(0.3) %
Manufacturing & Distribution	1,135.5	1,074.1	5.7%
Education	650.7	617.6	5.4%
Aviation	677.5	589.7	14.9%
Technical Solutions	483.4	447.2	8.1%
Total Revenues	$ 6,003.5	$ 5,795.5	3.6%
Operating profit
Business & Industry	$ 231.1	$ 242.4	(4.7) %
Manufacturing & Distribution	119.7	120.6	(0.7) %
Education	39.5	38.8	1.8%
Aviation	43.6	28.0	55.7%
Technical Solutions(1)	28.8	42.8	(32.7) %
Government Services	—	(0.3)	NM*
Corporate(2)	(156.7)	(200.6)	21.9%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(3.0)	(1.8)	(60.1) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	(0.3)	50.2%
Total operating profit	303.1	269.7	12.4%
Income from unconsolidated affiliates	3.0	1.8	60.1%
Interest expense	(61.8)	(25.2)	NM*
Income before income taxes	244.2	246.3	(0.9) %
Income tax provision	(55.7)	(64.8)	14.0%
Net income	$ 188.5	$ 181.6	3.8%

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) 2022 includes a $7.6 million gain on the sale of certain healthcare customer contracts.

(2) 2023 includes $22.4 million in Employee Retention Credit (ERC) refund received from the IRS and $45.6 million adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 98.1	$ 56.8	$ 188.5	$ 181.6
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(5.3)	(8.5)	(1.8)	(37.2)
Legal costs and other settlements	—	(2.3)	—	0.8
Acquisition and integration related costs(c)	3.9	3.2	11.1	12.6
Transformation initiative costs(d)	15.3	16.3	45.9	44.8
Sale of healthcare customer contracts(e)	—	0.1	—	(7.6)
Change in fair value of contingent consideration(f)	(37.2)	—	(45.6)	—
Employee Retention Credit(g)	(22.4)	—	(22.4)	—
Other	0.5	—	0.4	—
Total items impacting comparability	(45.1)	8.8	(12.3)	13.5
Income tax benefit (h)(i)	(0.2)	(2.5)	(10.6)	(7.4)
Items impacting comparability, net of taxes	(45.4)	6.3	(22.9)	6.1
Adjusted net income	$ 52.8	$ 63.2	$ 165.6	$ 187.7

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$ 98.1	$ 56.8	$ 188.5	$ 181.6
Items impacting comparability	(45.1)	8.8	(12.3)	13.5
Income tax provision	21.2	21.5	55.7	64.8
Interest expense	20.9	11.1	61.8	25.2
Depreciation and amortization	30.2	27.2	91.3	82.4
Adjusted EBITDA	$ 125.3	$ 125.5	$ 384.9	$ 367.4

Net income margin as a % of revenues	4.8%	2.9%	3.1%	3.1%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Revenues Excluding Management Reimbursement
Revenues	$ 2,028.2	$ 1,961.4	$ 6,003.5	$ 5,795.5
Management reimbursement	(77.9)	(72.8)	(223.8)	$ (204.1)
Revenues excluding management reimbursement	$ 1,950.3	$ 1,888.6	$ 5,779.7	$ 5,591.4

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	6.4%	6.6%	6.7%	6.6%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 1.47	$ 0.85	$ 2.83	$ 2.68
Items impacting comparability, net of taxes	(0.68)	0.09	(0.34)	0.09
Adjusted net income per diluted share	$ 0.79	$ 0.94	$ 2.48	$ 2.77
Diluted shares	66.6	67.2	66.7	67.7

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provide by (used in) operating activities(j)	$ 149.1	$ 40.7	$ 104.1	$ (96.7)
Additions to property, plant and equipment	(10.9)	(18.1)	(34.6)	(37.7)
Free Cash Flow	$ 138.3	$ 22.6	$ 69.5	$ (134.5)

(a)The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three and nine months ended July 31, 2023, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years decreased by $5.3 million and $1.8 million respectively. For the three and nine months ended July 31, 2022, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years decreased by $8.5 million and $37.2 million respectively.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents a $7.6 million gain on the sale of certain healthcare customer contracts.

(f) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(g) Represents Employee Retention Credit (ERC) refund received from the IRS.

(h) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2023 and FY 2022. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(i) The three and nine months ended July 31, 2023 include a $5.1 million charge related to ERC refunds received from IRS, and the tax impact of non-taxable change in the fair value of the contingent consideration related to the RavenVolt Acquisition. The nine months ended July 31, 2022, includes a tax benefit of $3.6M related to the expiring statute of limitations

(j) The nine months ended July 31, 2022, include a $143.8 million payment made for the Bucio settlement. The nine months ended July 31, 2023 and 2022, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2023 GUIDANCE

	Year Ending October 31, 2023
	Low Estimate	High Estimate
Reconciliation of Estimated Net Income per Diluted Share to Estimated Adjusted Net Income per Diluted Share
Net income per diluted share (a)	$ 3.52	$ 3.62
Transformation initiative costs (b)	0.59	0.59
Acquisition and integration related costs (c)	0.18	0.18
Change in fair value of contingent consideration(d)	(0.68)	(0.68)
Employee Retention Credit(e)	(0.26)	(0.26)
Other adjustments (f)	0.05	0.05
Adjusted net income per diluted share (a)	$ 3.40	$ 3.50

(a) With the exception of the 2023 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(e) Represents Employee Retention Credit (ERC) refund received from the IRS.

(f) Represents other contingencies that could include legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims, gain on sale of certain assets and other unique items impacting comparability.